Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting; Provides Revenue Guidance for

Second Quarter ending August 31, 2023 and Full Fiscal Year

- Revenue Growth of at least 25% Expected in Current FY 2024 as Supply Chain Issues Ease-

- Dr. Christopher L. Coccio, Chairman and CEO, Announces Transition to Executive Chairman at Calendar Year End-

MILTON, NY, August 24, 2023 -- Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that at its Annual Shareholders Meeting being held this morning at the Company’s headquarters in Milton, New York, the Company’s senior management will make the following comments.

During the meeting, Dr. Christopher L. Coccio, Chairman and CEO: “Sono-Tek’s 2023 fiscal year business performance maintained its historic strong gross margins and was profitable despite the lingering impact of Covid-19 on our supply chain. Our challenges shipping scheduled backlog in a timely manner caused revenue to decrease 12% to $15 million. Despite the decline, net income for the year was $0.6 million, due in part to higher interest earned on our ample cash reserves. Looking ahead, revenue for the second quarter, ending August 31, 2023, is expected to be strong and approximately 40%-45% above last year’s results reflecting the increasing shipments from our record backlog. In total, we expect the full fiscal year, ending February 29, 2024, to generate revenue growth of at least 25%, which we believe will put us back on our pre-Covid growth path once again.”

Other highlights covered during the meeting will include comments on Sono-Tek’s strong balance sheet that had over $12 million in cash, cash equivalents and marketable securities and zero debt at May 31, 2023. Much of this strength is due to the free cash flow generated by the Company’s operations and resulting from Sono-Tek’s higher than average gross margins as compared to many other companies and industries. The strong balance sheet also positions the Company to quickly execute on new strategic opportunities as they present themselves, whether internal or external in nature.

Steve Harshbarger, Sono-Tek’s President and COO: “Sono-Tek’s outlook remains solid due to our focus on three major areas of global importance: the semiconductor industry, the medical device industry, and the clean energy sector. The latter is driven by climate change concerns and increased government funding to reduce greenhouse emissions, including the $369 billion from the recently enacted Inflation Reduction Act which is helping to stimulate demand for Sono-Tek’s proprietary coating systems used in the manufacturing of fuel cells, carbon capture, solar cells, and green hydrogen generation. In addition, the U.S. CHIPS Act will provide more than $200 billion in federal funding for domestic semiconductor manufacturing, an important market for us. And the medical device business segment remains resilient to economic cycles and continues to generate steady growth as exciting new treatments requiring specialized precision coatings continue to expand. We believe that these target markets, together with our progress in providing both application engineering and an ever expanding product portfolio of full system solutions, has created an exciting outlook for Sono-Tek’s future growth.”

On a personal note, Dr. Coccio will announce that “after 22 years as Chief Executive Officer, I plan to transition to the role of Executive Chairman at the end of this calendar year. This will maintain my presence on the executive staff, where I can continue to provide mentoring and support as well as assistance in Investor Relations. I will also continue in my role as Chairman of the Board of Directors. I am recommending to our Board that Steve Harshbarger be promoted to Chief Executive Officer at the end of the calendar year. Steve has served as President and Chief Operating Officer of Sono-Tek for eleven years and he has deep and intimate knowledge of our company’s workings at the highest level. In total, Steve and I have worked together since 2001 and I’m confident that he is highly qualified to excel in this new role. I’m very grateful for the opportunity that I’ve had to lead Sono-Tek from a bumpy past to its current strong position, and especially for the opportunity to work with so many highly talented and dedicated team members in building our company over the years.”

The slide presentation shown at the annual meeting will be available on the Company’s website at http://www.sono-tek.com/investor-relations/.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, press releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; residual effects from COVID-19 pandemic; continuing beneficial effects on demand for our products resulting from government funding initiatives in the clean energy sector and in semiconductor manufacturing; continuing strength in medical device market; maintenance of increased order backlog and timely completion and shipment of related product; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; increased sales to the clean energy sector; and realization of quarterly and annual revenues as forecasted. We undertake no obligation to update any forward-looking statement.

Contact

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com